Exhibit 99.1

News Release

CONTACT:
Michael Perlman
Assistant Treasurer
KLX Inc.
(561) 383-5100

KLX INC. REPORTS NON-CASH ASSET IMPAIRMENT CHARGE

SCHEDULES THIRD QUARTER 2015 EARNINGS RELEASE FOR TUESDAY,
DECEMBER 1, 2015 AT 9:00 AM EASTERN TIME

WELLINGTON, FL, November 12, 2015 — KLX Inc. (“KLX”) (NASDAQ: KLXI), the world’s leading distributor and value added service provider of aerospace fasteners and consumables, and a provider of services and products for the oil and gas industry, announced that the Company expects to recognize a non-cash, after-tax asset impairment charge of approximately $435 million related to its Energy Services Group (“ESG”). The impairment charge is subject to the finalization of the Company’s interim goodwill impairment analysis, and reflects a decline in the imputed valuation of the Company’s ESG assets.

Commenting on the impairment charge, Mr. Khoury stated, “During the third quarter of 2015, the Company performed an interim asset impairment test. The continuing downturn in the oil and gas industry, including the approximate 60 percent decrease in the price of oil, the more than 60 percent decrease in the number of onshore drilling rigs, and the resulting significant cutbacks in capital expenditures by our oil and gas customers, has resulted in a decrease in both volume and pricing for oil field services. As a result, during the third quarter of 2015, the Company determined that the carrying value of ESG’s assets has been impaired. KLX therefore expects to record a non-cash, after-tax impairment charge of approximately $435 million.”

Commenting on the Company’s outlook, Mr. Khoury stated, “We expect to report that third quarter revenues at our Aerospace Solutions Group (“ASG”) declined approximately 4.3 percent on a constant currency basis, driven by a decrease in sales to our military and business jet customers. Sales to our commercial aerospace OEM and aftermarket customers were essentially flat on a constant currency basis. Including currency headwinds, ASG’s third quarter sales were down approximately 6.0 percent.” Mr. Khoury continued, “The Company continues to expect a full year 2015 constant currency single digit increase in revenues, and an improvement in operating margin as compared to the prior year.”

Mr. Khoury concluded, “With respect to our Energy Services Group, we expect utilization and pricing pressures to accelerate into the fourth quarter and into next year due to the continued weakness in oil prices and continued decline in the U.S. onshore rig count. We expect the current challenging industry conditions to continue during 2016, including further reductions in rig count and capital expenditures by our E&P customers. We believe these conditions will continue to provide extraordinary opportunities to further enhance ESG’s product and service offerings and thereby position ESG to deliver superior financial results as the industry recovers.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Inc.

KLX Inc., through its two operating segments, provides mission critical products and complex logistical solutions to support its customers’ high value assets. KLX serves its customers in demanding environments that face high cost of downtime and require dependable, high quality just-in-time customer support. The Aerospace Solutions Group is the world’s leading distributor and value added service provider of aerospace fasteners and consumables offering the broadest range of aerospace hardware and consumables and inventory management services worldwide. The Energy Services Group provides vital services and products to the oil and gas industry on an episodic, 24/7 basis. For more information, visit the KLX website at www.klx.com.

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